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                                 EXHIBIT 23.2


                     CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 20, 1996, except for Note 10 which is as of November 27, 1996, which appears on page F-2 of Puma Technology, Inc.'s Registration Statement on Form S-1 (No. 333-11445). We also consent to the application of such report to the Financial Statement Schedule for the period from August 27, 1993 (inception) to July 31, 1994 and the two years in the period ended July 31, 1996 listed under Item 16(b) of such Form S-1, when such Schedule is read in conjunction with the financial statements referred to in our report. The audits referred to in such report also included this schedule.


/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP

San Jose, California
May 29, 1997


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